EXHIBIT 14.1


                        PAXSON COMMUNICATIONS CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS


1.       GENERAL PHILOSOPHY

         The honesty, integrity and sound judgment of the employees, officers and directors of Paxson Communications Corporation (the "Company") is essential to the Company's reputation and success. This Code of Business Conduct and Ethics (this "Code") governs the actions and working relationships of the Company's employees, officers and directors with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company. This Code is also intended to promote full, fair, accurate, timely and understandable disclosure in reports and other documents that the Company files with, or submits to, the Securities and Exchange Commission (the "Commission") and in other public communications made by the Company.

2.       COMPLIANCE WITH LAWS

         All employees, officers and directors of the Company shall respect and comply with all of the laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company. This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company's Human Resources Department and the various guidelines that the Company has prepared on specific laws, rules and regulations.

3.       CONFLICTS OF INTEREST

         All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict in any way) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Personal loans to, or guarantees of personal obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits personal loans to directors and executive officers under certain circumstances.

         Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if an employee, officer or director has a question, he or she should consult with higher levels of management, the Company's Legal Department, or the Company's Human Resources Department. Any employee, officer or director who becomes aware of a conflict or potential conflict shall promptly bring it to the attention of his or her immediate supervisor, the Company's Legal Department, or the Company's Human Resources Department.

4.       CORPORATE OPPORTUNITY

         Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

         There are certain situations, however, in which an employee, officer or director may accept a personal benefit from someone with whom that employee, officer or director transacts business, such as:

         (i) Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

         (ii) Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to the employee, officer or director.

         (iii) Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

         If any of these circumstances or other similar circumstances arise, please discuss the situation with a disinterested supervisor and confirm that your conduct is permitted prior to transacting the business in question.

5.       CONFIDENTIALITY

         Employees, officers and directors of the Company shall maintain the confidentiality of confidential information entrusted to them by the Company or parties with which the Company transacts business, except when disclosure is authorized by the Company's Legal Department or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Legal Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company,
(ii) have an adverse effect on the Company's business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial or investment community, (iii) impair the value of any of the Company's assets, or (iv) expose the Company to legal claims, regulatory actions or other forms of liability. Employees, officers and directors shall not share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the information to carry out their duties. Employees, officers and directors remain under an obligation to keep all information confidential even if employment with the Company ends. All public and media communications involving the Company shall be handled exclusively by the Company's Publicity Department.

6.       RECORD KEEPING

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Company's Accounting Department. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Legal Department.

7.       FAIR DEALING

         Each employee, officer and director shall deal fairly with the Company's customers, suppliers, competitors, officers, directors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Company's Human Resources Department to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company.

8.       FOREIGN CORRUPT PRACTICES ACT

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. Each employee, officer and director is strictly prohibited from making illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Legal Department can provide guidance to employees, officers and directors in this area.

9.       INSIDER TRADING

         Employees, officers and directors of the Company shall not purchase or sell, or engage in any other transactions with respect to, the Company's securities except in strict accordance with the Company's Insider Trading Policy. Further, under applicable law, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are generally not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing such information with others and tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities. Company employees, officers and directors are directed to the Company's Insider Trading Policy if they have questions regarding the applicability of such insider trading prohibitions.

10.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees, officers and directors shall protect the Company's assets and ensure their efficient and proper use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. Permitting Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost or used in an unauthorized manner is strictly prohibited. Employees, officers and directors shall not use corporate or other official stationary for personal purposes.

11.      ACCOUNTING COMPLAINTS

         The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors. Company employees, officers and directors are directed to the Company's Statement of Policies and Procedures Concerning the Submission, Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters.

12.      PUBLIC COMPANY REPORTING

         As a public company, it is of critical importance that the Company's filings with the Commission be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate public statements to the public and the Commission, including answers to inquiries related to the Company's public disclosure requirements.

         No employee, officer or director of the Company shall take any action that could reasonably be expected to cause the disclosure by the Company, in reports and other documents that the Company files with, or submits to, the Commission, or in other public communications made by the Company, not to be fair, accurate, timely and understandable.

13.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code have occurred or may occur or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur should either contact their immediate supervisor. If they do not believe it appropriate or are not comfortable approaching their supervisor about their concerns or complaints, then they may contact the Company's Legal Department, the Company's Human Resources Department, or the Audit Committee of the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

14.      NO RETALIATION

         The Company will not permit retaliation of any kind by or on behalf of the Company or its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

15.      OUTSIDE BUSINESS RELATIONSHIPS

         Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, an employee, officer or director of the Company shall notify his or her immediate supervisor (or, in the case of a director or senior executive officer, the Board of Directors). Directors should disclose all new directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest and to maintain independence.

         The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of the duties of an employee, officer or director at the

Company. Each employee, officer or director shall contact his or her immediate supervisor (or, in the case of a director or senior executive officer, the Board of Directors) before agreeing to participate in any civic or political activities that could unduly interfere with the performance of his or her duties at the Company.

16.      ADMINISTRATION AND VIOLATIONS OF THE CODE OF BUSINESS CONDUCT AND
         ETHICS

         This Code shall be administered and monitored by the Company's Human Resources Department. Any questions and further information on this Code should be directed to this department. All managers and direct supervisors are responsible for reviewing this Code with their subordinates each time a new edition of this Code is published. The provisions of this Code will be included in the Company Employee Handbook. The Employee Handbook shall be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time.

         Employees, officers and directors of the Company are expected to follow this Code at all times. Generally, there should be no waivers of this Code. In rare circumstances, however, conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Company's Human Resources Department with the advice of the Company Legal Department. For members of the Board of Directors and executive officers, however, the Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code. Any waiver and the grounds for such waiver by directors or executive officers are generally required to be promptly disclosed through the filing of a Current Report on Form 8-K with the Commission and to be disclosed to stockholders in the Company's annual Proxy Statement.

         After a possible known or suspected violation of this Code is brought to the attention of the Company, the Company shall promptly perform an investigation to the extent the Company deems necessary. If there is a violation of this Code, the Company through its management and Board of Directors shall deal with the violator swiftly in any manner as it may deem necessary, which may include immediate termination of employment. The Company may also report the conduct to the appropriate authorities.

17.      AMENDMENT, MODIFICATION AND WAIVER

         This Code may only be amended or modified by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder and the applicable rules of the American Stock Exchange.

18.      CERTIFICATION
         All employees must certify their understanding of, and intent to comply with, this Code of Business Conduct and Ethics. A copy of the certification that all employees must sign is attached hereto.

                                  CERTIFICATION


I certify that:

         1. I have read and understand the Company's Code of Business Conduct and Ethics. I understand that the Company's Legal Department and the Company's Human Resources Department are available to answer to any questions I have regarding the Company's Code of Business Conduct and Ethics.

         2. I will comply with the Company's Code of Business Conduct and Ethics for as long as I am subject to the policy.


Signature: ___________________________


Date:___________________


Print name:______________________